Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Clinton Coleman, Chief Executive Officer
317-704-6000
BELL INDUSTRIES REPORTS 2010 FIRST QUARTER RESULTS
INDIANAPOLIS — May 14, 2010 — Bell Industries, Inc. (Pink Sheets: BLLI) today reported financial results for its first quarter ended March 31, 2010.
Revenues from continuing operations for the 2010 first quarter were $19.7 million, up 7.6% from $18.3 million a year ago, with a $1.2 million increase in revenues related to the company’s Recreation Products Group segment and a $0.2 million increase in revenues related to the company’s Bell Techlogix business. The company had a loss from continuing operations of $1.5 million, or $3.39 per share, for the 2010 first quarter, an improvement over the prior-year first quarter loss from continuing operations of $1.9 million, or $4.32 per share.
The company’s Recreational Products Group reported revenues of $8.5 million for the 2010 first quarter, compared with $7.3 million in the 2009 first quarter. The increase in revenues was attributed primarily to higher sales in the marine and RV product lines generated by increased pre-season RV and marine product orders. The operating income of $40,000 for the first quarter of 2010 represented a $212,000 increase from the operating loss of $172,000 for the first quarter of 2009. This increase was attributed primarily to the $1.2 million increase in net revenues.
The Bell Techlogix business reported revenues of $11.2 million for the 2010 first quarter, compared with $11.0 million in the 2009 first quarter. This increase was attributed primarily to growth in depot and contact center service revenue partially offset by shortfalls in product revenue. Operating loss for the 2010 first quarter amounted to $407,000, an improvement of approximately $182,000 over the prior-year first quarter. This increase was attributed primarily to a decrease in overhead expenses due to the consolidation of certain overhead and support functions.
Bell’s corporate costs for the 2010 first quarter totaled $859,000, a decrease of $47,000 from the $906,000 in costs for the 2009 first quarter. The decrease in costs was primarily related to reductions in headcount and the related benefits and travel costs.
“Many areas of our operations are experiencing an improving trend due to the stabilization and, in some cases, improvement of the overall economic environment,” said Clinton J. Coleman, Chief Executive Officer of Bell Industries. “We anticipate that the Recreational Products Group will continue to perform strongly compared to the prior year as the RV and marine businesses trends improve. Bell Techlogix has been adding new customers and expanding engagements with existing customers, a trend that we also expect to continue.”
About Bell Industries, Inc.
Bell Industries is comprised of two operating units, Bell Techlogix and the Recreational Products Group. Bell Techlogix is a provider of integrated technology product and service solutions for organizations throughout the United States. The Recreational Products Group is a wholesale distributor of replacement parts and accessories for recreational vehicles and other leisure-related vehicles, including boats, snowmobiles, motorcycles, all terrain vehicles and utility vehicles.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to closely managing costs and making investments in our business to drive profitable growth, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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(Tables Follow)
Bell Industries, Inc.
Consolidated Condensed Operating Results
(Unaudited) (In thousands, except per share data)

	Three months ended
	March 31,
	2010	2009

Net revenues:
Products	$13,549	$12,501
Services	6,164	5,826

Total net revenues	19,713	18,327

Costs and expenses:
Cost of products sold	11,013	10,215
Cost of services provided	4,664	4,397
Selling, general and administrative	5,262	5,382
Loss on sale of assets	(1)	—

Operating loss	(1,225)	(1,667)
Interest expense, net	244	208

Loss from continuing operations before benefit from income taxes	(1,469)	(1,875)
Benefit from income taxes	—	(2)

Net loss	(1,469)	(1,873)

Share and per share data
Basic and diluted:

Net loss	$(3.39)	$(4.32)

Weighted average common shares outstanding	433	433

OPERATING RESULTS BY BUSINESS SEGMENT

Net revenues:
Bell Techlogix
Products	$5,075	$5,154
Services	6,164	5,826

Total Bell Techlogix	11,239	10,980
Recreational Products Group	8,474	7,347

Total net revenues	$19,713	$18,327

Operating income (loss):
Bell Techlogix	$(407)	$(589)
Recreational Products Group	40	(172)
Corporate costs	(859)	(906)
Gain on sale of assets	(1)	—

Total operating loss	(1,225)	(1,667)
Interest expense, net	244	208

Loss from continuing operations before benefit from income taxes	$(1,469)	$(1,875)

Bell Industries, Inc.
Consolidated Condensed Balance Sheets
(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,233	$2,608
Accounts receivable, net	11,537	9,210
Inventories, net	8,366	8,012
Notes receivable	100	300
Prepaid expenses and other current assets	838	846

Total current assets	22,074	20,976

Fixed assets, net	691	802
Other assets	840	775
Acquisition deposits

Total assets	$23,605	$22,553

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Revolving credit facility	$1,599	$—
Accounts payable	6,014	5,382
Accrued payroll	2,389	1,882
Other accrued liabilities	2,242	2,440

Total current liabilities	12,244	9,704

Convertible note	11,468	11,345
Other long-term liabilities	3,438	3,592

Total liabilities	27,150	24,641

Shareholders’ deficit	(3,545)	(2,088)

Total liabilities and shareholders’ deficit	$23,605	$22,553